Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2012 Results

OLD GREENWICH, Connecticut—August 6, 2012

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended June 30, 2012.

Highlights

•

Net increase in shareholders’ equity resulting from operations (“net income”) for the second quarter was $10.8 million or $0.64 per basic and diluted share. The Company’s results were driven by positive contributions from both its non-Agency and Agency MBS strategies. For the six months ended June 30, 2012, net income was $42.8 million and represented an annualized return on equity of 22.0%.

•

Book value per share as of June 30, 2012 was $23.47 on a diluted basis after payment of a $0.70 per share first quarter dividend on June 15, 2012, as compared to book value per share of $23.53 on a diluted basis as of March 31, 2012.

•

The Company’s non-Agency MBS strategy generated income of $12.9 million for the quarter ended June 30, 2012. Performance was driven by yield earned on invested assets, as well as realized and unrealized gains, which more than offset realized and unrealized losses on credit hedges and interest rate hedges.

•

The Company’s Agency RMBS strategy also continued to perform well, generating $3.1 million in income during the quarter, again driven by the Company’s strategy to identify, invest in and actively trade pools with specific prepayment-protection characteristics.

•	The Company announced a dividend for the second quarter of 2012 of $0.70 per share payable on September 17, 2012 to shareholders of record on August 31, 2012.

Second Quarter 2012 Results

For the quarter ended June 30, 2012, the Company recognized net income of $10.8 million, or $0.64 per diluted share. This compares to net income of $32.1 million, or $1.90 per diluted share, for the quarter ended March 31, 2012. The Company’s reported results reflected positive contributions from both of its current strategies—non-Agency MBS as well as Agency RMBS.

The Company’s non-Agency strategy generated income in the amount of $12.9 million for the quarter, or $0.77 per diluted share. While the U.S. stock market generally declined during the quarter in the face of Europe’s fiscal problems and a slowing U.S. economy, appetite for non-Agency RMBS remained robust, as U.S. Treasury yields declined sharply and investors sought higher yielding assets. The fundamentals underlying non-Agency RMBS improved, with mortgage delinquencies generally declining and home prices generally stabilizing (and even increasing in many regions). In spite of the uncertain macroeconomic climate, the Company’s portfolio performed well as its holdings of high yielding assets generated strong interest income as well as realized and unrealized gains. Realized gains resulted primarily from the sale of certain higher-priced seasoned subprime RMBS, which the Company felt were less likely to appreciate further as compared to certain lower-priced RMBS. The Company also slightly increased its holdings of CMBS in light of the attractive opportunities in that market. The Company’s non-Agency MBS strategy results were negatively impacted by losses related to interest rate hedging, as the five year swap rate declined 31 basis points to 0.97% as of June 30, 2012, its lowest quarterly close ever.

While the non-Agency MBS strategy continues to be the primary driver of the Company’s earnings, the Company once again benefited from the strong performance of its Agency RMBS strategy, which generated $3.1 million in income for the quarter. Income in this strategy was mainly driven by the yield on invested Agency RMBS assets above the cost of the TBA short positions, which the Company uses to hedge the Agency RMBS portfolio against prepayment and interest rate risk. Over the course of the last several quarters, the Company has employed a strategy whereby it identifies and invests in pools with prepayment-protection characteristics (known as “prepayment-protected” pools), such as those comprised of low loan balance mortgages, those containing mortgages not eligible for one of the government-sponsored refinancing programs, and those containing mortgages with other prepayment-protection characteristics. The Company’s prepayment-protected pools have experienced favorable prepayment rates recently, and in particular have prepaid much more slowly than their generic pool counterparts. However, Agency pool prices are currently at all time highs, and mortgage rates are at all time lows, so prepayment risk for all Agency pools remains at extremely elevated levels. Thus while the Company has benefited from the recent increase in the value of the specific Agency pools that it owns, the Company continues to believe in the importance of continuing to hedge its Agency pools with short TBA positions. In fact, the Company actually benefitted from the increases in overall prepayments during the quarter, as the increases were largely due to the effects of HARP 2.0, which caused much larger prepayment increases on generic pools and relatively smaller increases on prepayment-protected pools. The effects of higher generic pool prepayment rates are most directly felt by the Company in the form of the costs to roll its TBA short positions from month to month: with higher prepayments come lower TBA roll costs, and therefore higher income on the Company’s Agency RMBS portfolio. Finally, as with its non-Agency results, the Company’s Agency RMBS results were also negatively impacted by losses related to its other interest rate hedging instruments, namely interest rate swaps, in light of the decline in interest rates during the quarter.

One gauge that the Company uses to measure its overall prepayment risk is the Company’s net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on net short (TBA) Agency RMBS positions. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2012, net Agency premium as a percentage of fair value on long Agency RMBS holdings represents less than 3%. Excluding its TBA hedging positions, the Company’s Agency premium as a percentage of fair value is approximately 7%.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended June 30, 2012, net-asset-value-based total return was 2.7%. For the six months ended June 30, 2012, net asset-value-based total return was 11.6%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through June 30, 2012 was 77.4%.

“As we enter the second half of 2012, we are pleased to report our second quarter and first half financial results for the Company,” said Laurence Penn, Chief Executive Officer and President of the Company. “Our annualized return on equity for the first half of the year was 22.0% and was driven by strong results from both our non-Agency and Agency MBS strategies. Our results for the second quarter moderated as compared to our outstanding first quarter results, but we believe that our portfolio is well positioned for continued strong performance. Recent economic data suggests improvements in some of the negative trends that have been prevalent in the U.S. housing market for the last few years. Delinquencies are down, and in many regions home prices have risen recently. We believe that our non-Agency MBS portfolio is well positioned for potential upside as these trends continue. Within our Agency RMBS portfolio, our strategy to identify and invest in assets with prepayment-protection characteristics has served us well. Our ability to use TBAs to hedge against prepayment risk has become even more important as these pools have continued to run up in price. While only utilizing a small amount of our capital, this strategy has produced outsized returns for us over the last several quarters. Overall, we are quite optimistic about the near to medium term outlook for the Company. We believe that the MBS asset class continues to offer – by far and away – the most attractive opportunities in the fixed income market today, especially given the significant drop in yields on U.S. Treasuries.”

The following table summarizes the Company’s operating results for the quarters ended June 30, 2012 and March 31, 2012 and for the six month period ended June 30, 2012:

	Quarter Ended 6/30/2012	Per Share	% of Average Shareholders’ Equity	Quarter Ended 3/31/2012	Per Share	% of Average Shareholders’ Equity	Six Month Period Ended 6/30/2012	Per Share	% of Average Shareholders’ Equity
(In thousands, except per share amounts)
Non-Agency MBS and Commercial mortgage loans:
Interest income	$9,491	$0.56	2.40%	$9,565	$0.57	2.50%	$19,056	$1.13	4.90%
Net realized gain	813	0.05	0.21%	6,545	0.39	1.71%	7,358	0.44	1.89%
Net change in net unrealized gain	7,210	0.43	1.82%	19,430	1.15	5.07%	26,640	1.58	6.85%
Net interest rate hedges	(2,726)	(0.16)	-0.69%	138	0.01	0.03%	(2,588)	(0.15)	-0.67%
Net credit hedges	(603)	(0.04)	-0.15%	(5,825)	(0.35)	-1.52%	(6,428)	(0.39)	-1.65%
Interest expense	(1,253)	(0.07)	-0.32%	(1,179)	(0.07)	-0.31%	(2,432)	(0.14)	-0.63%

Total non-Agency MBS and Commercial mortgage loans profit	12,932	0.77	3.27%	28,674	1.70	7.48%	41,606	2.47	10.69%

Agency RMBS:
Interest income	6,538	0.39	1.65%	6,082	0.36	1.59%	12,620	0.75	3.25%
Net realized gain	5,163	0.31	1.30%	6,815	0.40	1.78%	11,978	0.71	3.08%
Net change in net unrealized gain (loss)	3,878	0.23	0.98%	(3,925)	(0.23)	-1.02%	(47)	—	-0.01%
Net interest rate hedges	(11,841)	(0.71)	-2.99%	(2,066)	(0.12)	-0.54%	(13,907)	(0.83)	-3.58%
Interest expense	(660)	(0.04)	-0.17%	(572)	(0.03)	-0.15%	(1,232)	(0.07)	-0.32%

Total Agency RMBS profit	3,078	0.18	0.77%	6,334	0.38	1.66%	9,412	0.56	2.42%

Total non-Agency and Agency MBS and Commercial mortgage loans profit	16,010	0.95	4.04%	35,008	2.08	9.14%	51,018	3.03	13.11%

Other interest expense, net	(11)	—	0.00%	(12)	—	0.00%	(23)	—	-0.01%
Other expenses (excluding incentive fee)	(2,919)	(0.17)	-0.74%	(2,941)	(0.18)	-0.77%	(5,860)	(0.35)	-1.51%

Net increase in shareholders’ equity resulting from operations (before incentive fee)	13,080	0.78	3.30%	32,055	1.90	8.37%	45,135	2.68	11.59%

Incentive fee	(2,312)	(0.14)	-0.58%	—	—	0.00%	(2,312)	(0.14)	-0.59%

Net increase in shareholders’ equity resulting from operations	$10,768	$0.64	2.72%	$32,055	$1.90	8.37%	$42,823	$2.54	11.00%

Weighted average shares & LTIP units outstanding	16,838			16,838			16,838
Average shareholders’ equity(1)	$396,118			$383,038			$388,623

(1)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of June 30, 2012 and March 31, 2012:

Bond Portfolio

	June 30, 2012					March 31, 2012
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS(2)	$683,528	$384,082	$56.19	$385,927	$56.46	$716,516	$407,197	$56.83	$416,520	$58.13
Non-Agency CMBS and Commercial Mortgage Loans	43,345	33,055	76.26	34,934	80.59	22,004	16,671	75.76	18,274	83.05

Total Non-Agency MBS and Commercial Mortgage Loans	726,873	417,137	57.39	420,861	57.90	738,520	423,868	57.39	434,794	58.87

Agency RMBS: (3)
Floating	21,458	22,710	105.84	22,126	103.11	22,741	24,065	105.82	23,509	103.38
Fixed	579,363	622,967	107.53	612,769	105.77	708,867	753,353	106.28	747,803	105.49

Total Agency RMBS	600,821	645,677	107.47	634,895	105.67	731,608	777,418	106.26	771,312	105.43

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,327,694	$1,062,814	$80.05	$1,055,756	$79.52	$1,470,128	$1,201,286	$81.71	$1,206,106	$82.04

Agency Interest Only RMBS	n/a	$4,667	n/a	$7,110	n/a	n/a	$6,016	n/a	$7,663	n/a
Non-Agency Interest Only RMBS and Other	n/a	$977	n/a	$1,049	n/a	n/a	$1,033	n/a	$1,102	n/a
TBAs:
Long	$54,550	$57,739	$105.85	$57,577	$105.55	$16,500	$17,249	$104.54	$17,291	$104.79
Short	(427,900)	(458,028)	107.04	(457,115)	106.83	(534,680)	(566,366)	105.93	(566,348)	105.92

Net Short TBAs	$(373,350)	$(400,289)	$107.22	$(399,538)	$107.01	$(518,180)	$(549,117)	$105.97	$(549,057)	$105.96

U.S. Treasury Securities:
Long	$5,000	$5,045	$100.90	$5,049	$100.97	$—	$—	$—	$—	$—
Short	(36,000)	(36,496)	101.38	(36,015)	100.04	(13,000)	(13,486)	103.74	(13,099)	100.76

Net Short U.S. Treasury Securities	$(31,000)	$(31,451)	$101.45	$(30,966)	$99.89	$(13,000)	$(13,486)	$103.74	$(13,099)	$100.76

Repurchase Agreements	$36,748	$36,748	$100.00	$36,748	$100.00	$13,650	$13,650	$100.00	$13,650	$100.00

Total Net Investments		$673,466		$670,159			$659,382		$666,365

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.
(2)	Excludes Interest Only and similar securities.
(3)	Excludes Interest Only securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Derivatives Portfolio

	June 30, 2012		March 31, 2012
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Net Long Mortgage Related: (1)
CDS on RMBS and CMBS Indices	$51,448	$(17,646)	$19,800	$(11,508)

Total Net Long Mortgage Related Derivatives	51,448	(17,646)	19,800	(11,508)

Net Short Mortgage Related: (2) (3)
CDS on RMBS and CMBS Indices	(94,468)	30,020	(86,819)	36,195
CDS on Individual RMBS	(46,828)	38,759	(57,875)	48,746

Total Net Short Mortgage Related Derivatives	(141,296)	68,779	(144,694)	84,941

Net Mortgage Related Derivatives	(89,848)	51,133	(124,894)	73,433

Short CDS on Corporate Bond Indices	(58,250)	316	(78,250)	(364)
Short Total Return Swaps on Corporate Equities (4)	(22,304)	(253)	(22,446)	(249)
Interest Rate Derivatives:
Net Interest Rate Swaps (2)	(248,100)	(5,518)	(205,700)	(6,010)
Eurodollar Futures (5)	(105,000)	(54)	(126,000)	(52)

Total Net Interest Rate Derivatives	(353,100)	(5,572)	(331,700)	(6,062)

Total Net Derivatives	$(523,502)	$45,624	$(557,290)	$66,758

(1)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(2)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2012, derivative assets and derivative liabilities were $74.3 million and $28.7 million, respectively, for a net fair value of $45.6 million, as reflected in “Total Net Derivatives” above. As of March 31, 2012, derivative assets and derivative liabilities were $94.1 million and $27.3 million, respectively, for a net fair value of $66.8 million, as reflected in “Total Net Derivatives” above.

(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.
(5)	Every $1 million in notional value represents one contract.

The Company’s short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and short total return swaps on corporate equities are principally short equity positions in certain publicly traded, commercial property REITs.

The following table summarizes, as of June 30, 2012, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$34	$(70)
Agency Fixed Pools and IOs	8,182	(10,985)
TBAs	(4,580)	6,867
Non-Agency RMBS, CMBS and Commercial Mortgage Loans	6,095	(6,294)
Interest Rate Swaps	(6,156)	5,930
U.S. Treasury Securities	(438)	435
Eurodollar Futures	(130)	130
Mortgage-Related Derivatives	(686)	426
Repurchase Agreements and Reverse Repurchase Agreements	(317)	371

	$2,004	$(3,190)

(1)

Based on the market environment as of June 30, 2012. The preceding analysis does not include sensitivities to changes in interest rates for our derivatives on corporate securities (whether debt or equity-related), or other categories of instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)

By Collateral Type

	As of June 30, 2012	For the Quarter Ended June 30, 2012		As of March 31, 2012	For the Quarter Ended March 31, 2012
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS and Other	$238,469	$227,071	2.18%	$224,280	$231,496	2.02%
Agency RMBS	644,853	716,492	0.37%	697,126	657,354	0.35%

Total	$883,322	$943,563	0.80%	$921,406	$888,850	0.78%

Leverage Ratio (2)		2.24:1			2.33:1

(1)	Borrowed amounts exclude $1.4 million and $1.5 million in securitized debt, as of June 30, 2012 and March 31, 2012, respectively, representing long term financing for the related asset.
(2)

The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”) and a securitized debt financing in the amount of $1.4 million and $1.5 million as of June 30, 2012 and March 31, 2012, respectively.

By Remaining Maturity (1)(2)

(In thousands)
	As of June 30, 2012		As of March 31, 2012
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$479,624	54.3%	$520,213	56.5%
31-60 Days	144,577	16.4%	156,280	17.0%
61-90 Days	187,244	21.2%	99,058	10.7%
91-120 Days	—	0.0%	87,336	9.5%
121-150 Days	—	0.0%	—	0.0%
151-180 Days	71,877	8.1%	58,519	6.3%
181-360 Days	—	0.0%	—	0.0%

	$883,322	100.0%	$921,406	100.0%

(1)	Borrowed amounts exclude $1.4 million and $1.5 million in securitized debt as of June 30, 2012 and March 31, 2012, respectively, representing long term financing for the related asset.
(2)

Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)

Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company’s borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, as of June 30, 2012 and March 31, 2012, the Company also had securitized debt outstanding in the amount of $1.4 million and $1.5 million, respectively. The weighted average remaining term on the Company’s reverse repos as of June 30, 2012 and March 31, 2012 were 45 and 43 days, respectively. The Company’s borrowings outstanding under reverse repos were with a total of 11 counterparties as of June 30, 2012 and as of March 31, 2012. As of June 30, 2012, the Company had liquid assets in the form of cash in the amount of $48.1 million. In addition, at June 30, 2012, the Company held investments in unencumbered Agency pools on a settlement date basis in the amount of $99.0 million.

Hedging Summary

The following table summarizes the components of the Company’s hedging results for the quarter ended June 30, 2012 and March 31, 2012:

(In thousands)	Quarter Ended June 30, 2012				Quarter Ended March 31, 2012
Hedges:	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(688)	$(4,607)	$289	$(5,006)	$(931)	$(8,931)	$10,576	$714
Eurodollar Futures	—	(9)	(2)	(11)	—	(8)	(63)	(71)
Net TBA’s Held Short	—	(8,696)	(691)	(9,387)	—	(4,681)	2,567	(2,114)
Net U.S. Treasuries Held Short	(52)	(14)	(97)	(163)	17	(532)	58	(457)

Total Interest Rate Hedges	(740)	(13,326)	(501)	(14,567)	(914)	(14,152)	13,138	(1,928)

Credit Hedges(1)	(266)	(3,008)	2,671	(603)	(391)	(9,135)	3,701	(5,825)

Total Hedges	$(1,006)	$(16,334)	$2,170	$(15,170)	$(1,305)	$(23,287)	$16,839	$(7,753)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 3.0% and 3.1% on an annualized basis of average shareholders’ equity for each of the quarters ended June 30, 2012 and March 31, 2012, respectively. Incentive fee of $2.3 million was incurred for the quarter ended June 30, 2012. No incentive fee was incurred for the quarter ended March 31, 2012.

Dividends

During the six month period ended June 30, 2012, the Company paid two dividends totaling $1.10 per share, of which $0.70 relate to 2012. The Company pays its dividends quarterly in arrears.

On August 1, 2012, the Company’s Board of Directors declared a second quarter 2012 dividend of $0.70 per share, payable on September 17, 2012 to shareholders of record on August 31, 2012. After payment of the aforementioned dividend, total dividends paid related to 2012 will be $1.40. In May 2012, the Company’s management announced that, subject to the ultimate discretion of the Board of Directors, it expected to continue to recommend dividends of $0.70 per common share until conditions warrant otherwise. In addition, at the end of any year the Board of Directors will take into account the Company’s earnings and other factors and will consider whether to declare a special dividend.

Share Repurchase Program

On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations. To date, the Company has repurchased 60,980 shares under this program at an aggregate cost of $1.1 million, or an average cost per share of $17.22. No additional shares were purchased during the six month period ended June 30, 2012.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 7, 2012, to discuss its financial results for the quarter ended June 30, 2012. To participate in the event by telephone, please dial (800) 762-8795 at least 10 minutes prior to the start time and reference the conference passcode 4556669. International callers should dial (480) 629-9821 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the “For Our Shareholders” section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under “For Our Shareholders—Presentations.”

A dial-in replay of the conference call will be available on Tuesday, August 7, 2012, at approximately 2 p.m. Eastern Time through Tuesday, August 14, 2012 at approximately 2 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4556669. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “believe,” “expect,” "anticipate," "estimate," “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” "will,” “may,” "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, performance of the Company’s investment and hedging strategies, the Company’s exposure to prepayment risk in its Agency portfolio, management’s beliefs regarding the current economic environment and housing market including projections regarding yields on investments, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company’s intended dividend policy and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 14, 2012 and under Item 1A of our Quarterly Report on Form 10-Q filed on May 9, 2012, which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:	Media Contact:
Lisa Mumford	Shawn Pattison or Dana Gorman
Chief Financial Officer	The Abernathy MacGregor Group, for
Ellington Financial LLC	Ellington Financial LLC
(203) 409–3575	(212) 371–5999

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
(In thousands, except per share amounts)	June 30, 2012	March 31, 2012	June 30, 2012
Investment income
Interest income	$16,045	$15,733	$31,777
Expenses
Base management fee	1,497	1,492	2,988
Incentive fee	2,312	—	2,312
Interest expense	1,992	1,832	3,824
Other operating expenses	1,422	1,449	2,871

Total expenses	7,223	4,773	11,995

Net investment income	8,822	10,960	19,782

Net realized gain (loss) on:
Investments	(2,734)	8,147	5,413
Swaps	(8,537)	(19,928)	(28,464)
Futures	(9)	(8)	(17)

	(11,280)	(11,789)	(23,068)

Change in net unrealized gain (loss) on:
Investments	10,300	18,130	28,430
Swaps	2,928	14,817	17,745
Futures	(2)	(63)	(66)

	13,226	32,884	46,109

Net realized and unrealized gain (loss) on investments and financial derivatives	1,946	21,095	23,041

Net increase in shareholders’ equity resulting from operations	$10,768	$32,055	$42,823

Net increase in shareholders’ equity resulting from operations per share:
Basic and diluted	$0.64	$1.90	$2.54

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2012	March 31, 2012	December 31, 2011(1)
ASSETS
Cash and cash equivalents	$48,120	$51,546	$62,737

Investments, financial derivatives and repurchase agreements:
Investments at fair value (Cost - $1,126,541, $1,232,162 and $1,234,203)	1,131,242	1,225,584	1,212,483
Financial derivatives - assets at fair value (Cost - $82,791, $105,906 and $118,281)	74,304	94,056	102,871
Repurchase agreements (Cost - $36,748, $13,650 and $15,750)	36,748	13,650	15,750
Total Investments, financial derivatives and repurchase agreements	1,242,294	1,333,290	1,331,104

Deposits with dealers held as collateral	29,360	32,362	34,163
Receivable for securities sold	611,866	642,218	533,708
Interest and principal receivable	7,129	6,138	6,127
Other assets	821	1,024	216

Total assets	$1,939,590	$2,066,578	$1,968,055

LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $493,130, $579,447 and $459,013)	$494,524	$579,852	$462,394
Financial derivatives - liabilities at fair value (Proceeds - $22,033, $21,088 and $9,636)	28,680	27,298	27,040

Total investments and financial derivatives	523,204	607,150	489,434
Reverse repurchase agreements	883,322	921,406	896,210
Due to brokers on margin accounts	46,385	65,497	79,735
Payable for securities purchased	83,300	70,688	127,517
Securitized debt (Proceeds - $1,436, $1,495 and $0)	1,415	1,485	—
Accounts payable and accrued expenses	2,102	1,500	1,845
Base management fee payable	1,497	1,492	1,396
Incentive fee payable	2,312	—	—
Interest and dividends payable	778	1,096	1,002

Total liabilities	1,544,315	1,670,314	1,597,139

SHAREHOLDERS’ EQUITY	395,275	396,264	370,916

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,939,590	$2,066,578	$1,968,055

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,447,651, 16,447,651 and 16,447,651 shares issued and outstanding)	$386,349	$387,367	$362,047
Additional paid-in capital - LTIP units	8,926	8,897	8,869

Total Shareholders’ Equity	$395,275	$396,264	$370,916

PER SHARE INFORMATION:
Common shares, no par value	$24.03	$24.09	$22.55

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs, no par value	$23.47	$23.53	$22.03

(1)	Derived from audited financial statements as of December 31, 2011.